Exhibit 99.2

Frequently Asked Questions

Metropolitan – Renasant Merger

General

Q: What happened?

A: Renasant Corporation (Renasant Bank) and Metropolitan BancGroup (Metropolitan Bank) have announced a definitive merger agreement in which Metropolitan will merge into Renasant.

Q: Will we be Metropolitan Bank or Renasant Bank?

A: We will become Renasant Bank.

Q: Why are Metropolitan and Renasant merging?

A: This merger will provide greater resources and operational scale that will allow us to grow as part of a larger combined community bank. Once the merger is complete, the combined company anticipates having:

•	Approximately $9.7 billion in total assets

•	More than 180 total banking, mortgage, insurance, wealth management and investment offices

•	Locations in Mississippi, Alabama, Tennessee, Georgia and Florida

Q: Will we still be a community bank?

A: Yes. We will be a community business bank with a much larger footprint which benefits our clients.

Q: When will Metropolitan become Renasant Bank?

A: We are in the process of obtaining regulatory and shareholder approval, which we expect to receive in the next few months, and to merge sometime during the third quarter of 2017. Once we receive regulatory and shareholder approval, a conversion timeline will be provided.

Q: How do I find more information on Renasant Bank?

A: Visit the Renasant Bank website at www.renasantbank.com.

Clients

Q: How will this merger affect local communities?

A: Renasant’s culture and service quality are consistent with our own. They also believe in local leaders making local decisions to best meet the needs of each market.

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Frequently Asked Questions

Metropolitan – Renasant Merger

Q: Will clients continue to have the same products and services?

A: In most cases, yes. For the few products or accounts that change, Renasant’s products will offer similar flexibility and options. In addition to products and services similar to those we offer, Renasant already provides services we were working to offer including:

•	Additional mortgage options

•	Wealth management services

•	An insurance division

•	Leasing and SBA expertise

•	Capital levels allowing for even further penetration of existing and new client relationships.

Q: What do I tell potential clients who may be concerned about the conversion process?

A: Renasant has a proven track record of successfully converting client information. Great care will be taken to ensure the transfer is as seamless as possible with minimal interruption to service. As always, we will stand ready, along with our new Renasant partners, to assist our clients with a smooth transition.

Internal Discussions

The benefits of becoming a Metropolitan client now continue to clearly outweigh any worries related to transitioning to Renasant later in the year. Your clients will continue to bank with you, and once we transition, your clients will work with you in addition to having access to some new products and services and many new offices to serve them.

Q: What do clients need to know?

A: Clients should continue doing business as usual. They will be hearing from you and receiving notifications and information as we draw closer to regulatory approval and conversion.

Q: Will there be changes to client accounts?

A: As we near conversion, clients will be notified of any account changes by mail. No changes to accounts will be made until the conversion of accounts is complete.

Q: What will happen to a client’s direct deposit?

A: Items such as direct deposits, electronic payments and checks will continue to process normally.

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Frequently Asked Questions

Metropolitan – Renasant Merger

Q: What will happen with online banking?

A: Online banking will continue to work as normal. Upon conversion, clients will be transitioned to the Renasant online banking product and may receive a new user ID.

Q: Will the client need to order new checks and debit cards?

A: Not at this time. New debit cards will be provided at or sometime after conversion. More information about new checks will be provided prior to conversion, but clients should plan to continue using their current checks.

Q: When will Metropolitan clients be able to use Renasant locations?

A: Once the merger is completed, in most cases, clients will be able to use Renasant locations for simple banking transactions. All services will be available once Metropolitan and Renasant are fully integrated through conversion.

Operations

Q: Will any branch locations be affected by the merger?

A: Because of the overlap between our two companies, there is a potential for either Renasant or Metropolitan to close overlapping branches depending on the location proximity and analysis of future client banking needs.

Q: Will we retain our current vendors and suppliers?

A: At Metropolitan we continually review our vendor relationships, and as we near conversion, all vendor and supplier relationships will be reviewed.

Q: Will our branch hours of operation change?

A: Hours of operation can vary by location based on factors such as competition, transaction timing and volume and services offered. Our hours of operation at each branch location will be evaluated after conversion.

Additional Information about the Renasant/Metropolitan Transaction

This communication is being made in respect of the proposed merger transaction involving Renasant and Metropolitan. In connection with the proposed merger, Renasant intends to file a registration statement on Form S-4 that will include a proxy statement of Metropolitan and a prospectus of Renasant, and Renasant will file other relevant documents concerning the proposed merger, with the Securities and Exchange Commission (the “SEC”). This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY INVESTMENT DECISION, METROPOLITAN INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY

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Frequently Asked Questions

Metropolitan – Renasant Merger

OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, METROPOLITAN AND THE PROPOSED MERGER. When available, the proxy statement/prospectus will be mailed to stockholders of Metropolitan. Investors will also be able to obtain copies of the proxy statement/prospectus and other relevant documents filed by Renasant (when they become available) free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Renasant will be available free of charge from Kevin Chapman, Chief Financial Officer, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, telephone: (662) 680-1450.

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